ACE Securities Corp. Home Equity Loan Trust Series 2006-ASAP5	FREE WRITING PROSPECTUS

The following is a free writing prospectus. The information in this free writing prospectus is preliminary and is subject to completion or change.

FREE WRITING PROSPECTUS
ACE Securities Corp

$795,572,000 (Approximate)
Home Equity Loan Trust Series 2006-ASAP5

ACE Securities Corp (Depositor) ACE Securities Corp Home Equity Loan Trust, Series 2006-ASAP5 (Issuing Entity)

September 22, 2006

ACE Securities Corp. Home Equity Loan Trust, Series 2006-ASAP5
The analysis in this report is based on information provided by ACE Securities Corp. (the “Depositor”). Investors are urged to read the base prospectus and the prospectus supplement and other relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information. Such documents may be obtained without charge at the Securities and Exchange Commission's website. Once available, the base prospectus and prospectus supplement may be obtained without charge by contacting Deutsche Bank Securities Inc.’s (“DBSI”) trading desk at (212) 250-7730. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement (collectively, the “Prospectus”). The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. You should consult your own counsel, accountant, and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared by DBSI in reliance upon information furnished by the Depositor. Numerous assumptions were used in preparing the Computational Materials that may or may not be reflected herein. As such, no assurance can be given as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice. Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment assumptions, and changes in such prepayment assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the attached Computational Materials. Furthermore, unless otherwise provided, the Computational Materials assume no losses on the underlying assets and no interest shortfalls. The specific characteristics of the securities may differ from those shown in the Computational Materials by a permitted variance of +/- 10% prior to issuance. Neither DBSI nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yield on the securities.

An investor or potential investor in the certificates (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011-4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity. However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY DBSI AND NOT BY THE ISSUING ENTITY OF THE SECURITIES OR ANY OF ITS AFFILIATES. DBSI IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUING ENTITY IN CONNECTION WITH THE PROPOSED TRANSACTION.

FREE WRITING PROSPECTUS DATED September 22, 2006
ACE Securities Corp.
Home Equity Loan Trust, Series 2006-ASAP5
$795,572,000 (Approximate)
All dollar amounts and percentages contained herein are subject to a permitted variance of +/- 10%
Structure Overview
To 10% Optional Termination
Class	Approximate Size ($)	Type	WAL (yrs)	Principal Payment Window (months)	Pmt Delay (days)	Interest Accrual Basis	Legal Final Maturity	Expected Ratings S / M
Offered Certificates:
A-1A	204,109,000	Float	2.31	1 - 81	0	ACT/360	October 2036	AAA / Aaa
A-1B	124,883,000	Float	1.00	1 - 81	0	ACT/360	October 2036	AAA / Aaa
A-2A	146,687,000	Float	2.00	1 - 22	0	ACT/360	October 2036	AAA / Aaa
A-2B	66,584,000	Float	3.50	22 - 28	0	ACT/360	October 2036	AAA / Aaa
A-2C	67,524,000	Float	6.59	28 - 69	0	ACT/360	October 2036	AAA / Aaa
A-2D	32,976,000	Float	2.35	69 - 81	0	ACT/360	October 2036	AAA / Aaa
M-1	29,915,000	Float	3.78	42 - 51	0	ACT/360	October 2036	AA+ / Aa1
M-2	26,276,000	Float	5.94	51 - 81	0	ACT/360	October 2036	AA+ / Aa2
M-3	15,362,000	Float	4.68	41 - 81	0	ACT/360	October 2036	AA+ / Aa3
M-4	14,149,000	Float	4.64	40 - 81	0	ACT/360	October 2036	AA / A1
M-5	13,745,000	Float	4.62	39 - 81	0	ACT/360	October 2036	AA / A2
M-6	12,532,000	Float	4.60	39 - 81	0	ACT/360	October 2036	AA- / A3
M-7	12,128,000	Float	4.58	38 - 81	0	ACT/360	October 2036	A+ / Baa1
M-8	8,489,000	Float	4.57	38 - 81	0	ACT/360	October 2036	A / Baa2
M-9	8,085,000	Float	4.56	37 - 81	0	ACT/360	October 2036	A- / Baa3
M-10	4,043,000	Float	4.54	37 - 81	0	ACT/360	October 2036	BBB+ / Ba1
M-11	8,085,000	Float	4.42	37 - 81	0	ACT/360	October 2036	BBB- / Ba2

Total	$795,572,000

Class M Principal Distribution Amount:
The Mezzanine Certificates will not receive any principal payments until the Stepdown Date. On or after the Stepdown Date (if no Trigger Event occurs), principal will be paid to the Mezzanine Certificates, first to the Class M-1 Certificates and Class M-2 Certificates sequentially, until the Class M-1 Certificates and Class M-2 Certificates together reach approximately a 27.10% Credit Enhancement Percentage (2x the Class M-2 Initial Credit Enhancement Percentage), second to the Class M-3 Certificates until it reaches approximately a 23.30% Credit Enhancement Percentage (2x the Class M-3 Initial Credit Enhancement Percentage), third to the Class M-4 Certificates until it reaches approximately a 19.80% Credit Enhancement Percentage (2x the Class M-4 Initial Credit Enhancement Percentage), fourth to the Class M-5 Certificates until it reaches approximately a 16.40% Credit Enhancement Percentage (2x the Class M-5 Initial Credit Enhancement Percentage), fifth to the Class M-6 Certificates until it reaches approximately a 13.30% Credit Enhancement Percentage (2x the Class M-6 Initial Credit Enhancement Percentage), sixth to the Class M-7 Certificates until it reaches approximately a 10.30% Credit Enhancement Percentage (2x the Class M-7 Initial Credit Enhancement Percentage), seventh to the Class M-8 Certificates until it reaches approximately a 8.20% Credit Enhancement Percentage (2x the Class M-8 Initial Credit Enhancement Percentage), eighth to the Class M-9 Certificates until it reaches approximately a 6.20% Credit Enhancement Percentage (2x the Class M-9 Initial Credit Enhancement Percentage), ninth to the Class M-10 Certificates until it reaches approximately a 5.20% Credit Enhancement Percentage (2x the Class M-10 Initial Credit Enhancement Percentage) and tenth to the Class M-11 Certificates until it reaches approximately a 3.20% Credit Enhancement Percentage (2x the Class M-11 Initial Credit Enhancement Percentage).

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling DBSI’s trading desk at 212-250-7730. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.